EXHIBIT 10(d)21

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

GULF POWER COMPANY

Effective as of March 1, 2009, the following are the annual base salaries of the current Chief Executive Officer and Chief Financial Officer of Gulf Power Company and certain other current or former executive officers of Gulf Power Company who served as such during 2008.

Susan N. Story President and Chief Executive Officer	$396,084
Philip Raymond Vice President and Chief Financial Officer	$228,433
P. Bernard Jacob Vice President	$230,346
Theodore J. McCullough Vice President	$182,973
Bentina C. Terry Vice President	$228,433
Ronnie R. Labrato Vice President of Southern Company Services, Inc.	$262,500